Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the amendment No. 1 to this Registration Statement on Form F-3 of Baosheng Media Group Holdings Limited of our report dated May 16, 2022, which contains an explanatory paragraph regarding the effects of the retrospective adjustments related to the 2022 Share Consolidation, Increase in Share Capital and 2023 Share Consolidation as discussed in Note 1 and Note 15, which were audited by other auditors, relating to the consolidated balance sheets as of December 31, 2021, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows of Baosheng Media Group Holdings Limited and its subsidiaries for each of the years in the two-year period ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement. We were dismissed as auditors of Baosheng Media Group Holdings Limited in July 2022 and, accordingly, we have not performed any audit procedures with respect to any financial statements of Baosheng Media Group Holdings Limited and its subsidiaries appearing in such Registration Statement for the periods after December 31, 2021.

/s/ Friedman LLP

New York, New York

September 13, 2023